Exhibit 99.1

Enertopia Announces Update to Spring Drilling Program at WT Lithium Project

Kelowna, British Columbia--(Newsfile Corp. - March 22, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following lithium project update.

We are happy to report that the higher-grade green Lithium claystone horizon intersected in the 2022 drilling program, has been extended to depth & along a further 2,900 feet to the south with our first five completed drill holes.  Drilling this year has increased the green claystone horizon from 120 feet in depth, to 295 feet in depth. Furthermore, a second claystone horizon has been drilled down to 400 feet in depth in our first drill hole of the year DH23-01. Below are the drill hole observations from the first phase of drilling in 2023.

2023 Drill Holes completed and reported today:

HOLE #	From ft	To ft	Claystone Horizon type	Comments
DH23-01	0	49	Overburden
	49	217	Green claystone
	217	237	Ash tuff
	237	400	Dark green, black claystone	EOH
DH23-03	0	27	Overburden
	27	61	Tan claystone
	61	99	Ash tuff
	99	183	Green claystone
	183	300	Dark green, black claystone	EOH
DH23-09	0	100	Overburden
	100	295	Green claystone
	295	317	Dark green, black claystone	EOH
DH23-08	0	35	Overburden
	35	165	Green claystone
	165	179	Dark green, black claystone
	179	207	Green claystone
	207	247	Dark green, black claystone	EOH
DH23-12	0	15	Overburden
	15	111	Green claystone
	111	129	Tan tuff horizon
	129	147	Green claystone
	147	181	Dark green, black
	181	196	Green claystone
	196	237	Dark green, black	EOH

DH23-09 was drilled 2,900 feet south from our drill hole DH22-10, which was drilled last year and returned 1,045 ppm Li at a depth of 170 feet, which was the end of hole depth. Keep in mind that drill hole DH23-09 is still over 1,500 feet from our southern property line. DH23-08 and DH23-12 were drilled 950 feet and 1,700 feet east of hole DH23-09 respectively.

The program's focus to date has been on completing drill holes into the anticipated areas of the higher-grade upper claystone horizon, which is currently estimated to cover approximately 640 acres. The additional drill hole data will further help to define the stratigraphic and structural controls affecting claystone deposition & preservation over the area. We are excited that we are adding to the green claystone horizon that returned the higher lithium grades from last year's drilling program, and look forward to seeing what the drill bit reveals as the 2023 drill program progresses.

Inaugural 43-101 report

Upon completion of the 2023 drilling program, the Company will commission the writing of an inaugural 43-101 report for the West Tonopah Project, which covers 1,760 acres.

If possible, the Company may look at completing a preliminary feasibility study in 2024 pending the 43-101 results and recommendations from the report.

The Company is also pleased to congratulate American Battery Technology Co., on their February 28, 2023 press release which revealed its inaugural 43-101 resource report on their Li project; which is adjacent to our western property boundary. Their current resource is estimated to be 15.8 million tons of Lithium Carbonate Equivalent (LCE) using a cutoff grade of 300 ppm Li and averaging 561 ppm Li.

"I am extremely pleased that the hard work from prior years has set the stage for the next phase of corporate development and look forward to a steady stream of news and advancements in 2023." Stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

The Qualified Person:

The technical data in this news release have been reviewed by Randy Henkle, P. Geol. a qualified person under the terms of NI 43-101.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.